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                                                                 EXHIBIT 1.A.(1)



                    FARMERS NEW WORLD LIFE INSURANCE COMPANY


                   VARIABLE LIFE SEPARATE ACCOUNT A RESOLUTION


BE IT RESOLVED, That the Board of Directors of Farmers New World Life Insurance Company (the "Company"), hereby establishes a separate account, pursuant to the provisions of Section 48.18A.020 of the Washington Insurance Laws, designated Farmers Variable Life Separate Account A (hereinafter the "Variable Account"), for the following use and purposes, and subject to such conditions as hereinafter set forth; and

FURTHER RESOLVED, That the Variable Account is established for the purpose of providing for the issuance by the Company of certain variable life insurance policies (the "Policies"), and shall constitute a funding medium to support reserves under such Policies issued by the Company; and

FURTHER RESOLVED, That the income, gaines and losses, realized or unrealized, from assets allocated to the Variable Account shall be credited to or charged against the Variable Account, without regard to other income, gaines or losses of the Company; and

FURTHER RESOLVED, That the assets of the Variable Account equal to the reserves and other liabilities under the Policies and any other policies issued through the Variable Account may not be charged with liabilities arising out of any other business the Company may conduct; and

FURTHER RESOLVED, That the Variable Account shall be divided into investment subaccounts (the "Subaccounts"), each of which shall invest in the shares of a mutual fund portfolio, and net premiums under the Policies shall be allocated in accordance with instructions received from owners of the Policies; and

FURTHER RESOLVED, That C. Paul Patsis, President; Paul G. Secord, Vice President; David A. Demmon, Treasurer, and M. Douglas Close, Corporate Counsel, and each of them, with full power to act without the others, be, and they hereby are, severally] authorized to add or remove any Subaccount of the Variable Account or add or remove any mutual fund as may hereafter be deemed necessary or appropriate; and

FURTHER RESOLVED, That the income, gains and losses, realized or unrealized, from assets allocated to each Subaccount of the Variable Account shall be credited to or charged against such Subaccount of the Variable Account, without regard to other income, gains or losses of any other Subaccount of the Variable Account; and

FURTHER RESOLVED, That C. Paul Patsis, President; Paul G. Secord, Vice President; David A. Demmon, Treasurer, and M. Douglas Close, Corporate Counsel, and each of them, with full power to act without the others, be, and they hereby are, severally authorized to invest




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such amount or amounts of the Company's cash in the Variable Account or in any
Subaccount thereof or in any mutual fund as may be deemed necessary or appropriate to facilitate the commencement of the Variable Account's and/or the fund's operations and/or to meet any minimum capital requirements under the Investment Company Act of 1940, as amended (the "1940 Act"); and

FURTHER RESOLVED, That C. Paul Patsis, President; Paul G. Secord, Vice President, David A. Demmon, Treasurer and M. Douglas Close, Corporate Counsel, and each of them, with full power to act without the others, be, and they hereby are, severally authorized to transfer cash from time to time from the Company's general account to the Variable Account, or from the Variable Account to the general account, as deemed necessary or appropriate and consistent with the terms of the Policies; and

FURTHER RESOLVED, That the Board of Directors of the Company reserves the right to change the designation of the Variable Account hereafter to such other designation as it may deem necessary or appropriate; and

FURTHER RESOLVED, That the C. Paul Patsis, President; Paul G. Secord, Vice President; David A. Demmon, Treasurer, and M. Douglas Close, Corporate Counsel, and each of them, with full power to act without the others, with such assistance from the Company's independent certified public accounts, legal counsel and independent consultants or others as they may require, be, and they hereby are, severally authorized and directed to take all action necessary to:
(a) register the Variable Account as a unit investment trust under the 1940 Act;
(b) register the Policies in such amounts, which may be an indefinite amount, as such officers of the Company shall from time to time deem appropriate under the Securities Act of 1933 (the "1933 Act"); and (c) take all other actions that are necessary in connection with the offering of the Policies for sale and the operation of the Variable Account in order to comply with the 1940 Act, the Securities Exchange Act of 1934, the 1933 Act, and other applicable Federal laws, including the filing of any registration statements, and undertakings, no-action requests, consents, and any applications for exemptions from the 1940 Act or other applicable federal laws and any amendments to the foregoing as the officers of the Company shall deem necessary or appropriate; and

FURTHER RESOLVED, That C. Paul Patsis, President; Paul G. Secord, Vice President; David A. Demmon, Treasurer, and M. Douglas Close, Corporate Counsel, and each of them, with full power to act without the others, are severally authorized and empowered to prepare, execute and cause to be filed with the Securities and Exchange Commission on behalf of the Variable Account, and by the Company as sponsor and depositor, a Notification of Registration on Form N-8A, a registration statement registering the Account as an investment Company under the 1940 Act, and the Policies under the 1933 Act, and any and all amendments to the foregoing on behalf of the Variable Account and the Company and on behalf of and as attorneys-in-fact for the principal executive officer and/or the principal financial officer and/or the principal account officer and/or any other officer of the Company; and

FURTHER RESOLVED, That C. Paul Patsis, President; Paul G. Secord, Vice
President;




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David A. Demmon, Treasurer, and M. Douglas Close, Corporate Counsel, is duly appointed as agent for service under any such registration statement, duly authorized to receive communications and notices from the Securities and Exchange Commission with respect thereto; and

FURTHER RESOLVED, That C. Paul Patsis, President; Paul G. Secord, Vice President; David A. Demmon, Treasurer, and M. Douglas Close, Corporate Counsel, and each of them, with full power to act without the others, are severally authorized on behalf of the Variable Account and on behalf of the Company to take any and all actions that each of them may deem necessary or advisable in order to offer and sell the Policies, including any registrations, filings and qualifications both of the Company, its officers, agents and employees, and of the Policies, under the insurance and securities laws of any of the states of the United States of America or other jurisdictions, and in connection therewith to prepare, execute, deliver and file all such applications, requests, undertakings, reports, covenants, resolutions, applications for exemptions, consents to service of process and other papers and instruments as may be required under such laws, and to take any and all further action which such officers or legal counsel of the Company may deem necessary or desirable (including entering into whatever agreements and contracts may be necessary) in order to maintain such registrations or qualifications for as long as the officers or legal counsel deem it to be in the best interests of the Variable Account and the Company; and

FURTHER RESOLVED, That C. Paul Patsis, President; Paul G. Secord, Vice President; David A. Demmon, Treasurer, and M. Douglas Close, Corporate Counsel, and each of them, with full power to act without the others, be, and they hereby are, severally authorized in the names and on behalf of the Variable Account and the Company to execute and file irrevocable written consents on the part of the Variable Account and of the Company to be used in such states wherein such consents to service of process may be required under the insurance or securities laws therein in connection with the registration or qualification of the Policies and to appoint the appropriate state official, or such other person as may be allowed by insurance or securities laws, agent of the Variable Account and of the Company for the purpose of receiving and accepting process; and

FURTHER RESOLVED, That C. Paul Patsis, President; Paul G. Secord, Vice President; David A. Demmon, Treasurer, and M. Douglas Close, Corporate Counsel, and each of them, with full power to act without the others, be, and hereby are, severally authorized to establish procedures under which the Company will provide voting rights for owners of the Policies with respect to securities owned by the Variable Account; and

FURTHER RESOLVED, That C. Paul Patsis, President; Paul G. Secord, Vice President; David A. Demmon, Treasurer, and M. Douglas Close, Corporate Counsel, and each of them, with full power to act without the others, are hereby severally authorized to execute such agreement or agreements as deemed necessary and appropriate (i) with [name of Broker-Dealer] or other qualified entity under which [name of Broker-Dealer] or such other entity will be appointed principal underwriter and distributor for the Policies, (ii) with one or more qualified banks or other qualified entities to provide administrative and/or custody services in connection




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with the establishment and maintenance of the Variable Account and the design, issuance, and administration of the Policies, and (iii) with the designated mutual funds and/or the principal underwriter and distributor of those funds for the purchase and redemption of fund shares; and

FURTHER RESOLVED, That C. Paul Patsis, President; Paul G. Secord, Vice President; David A. Demmon, Treasurer, and M. Douglas Close, Corporate Counsel, and each of them, with full power to act without the others, are hereby severally authorized to execute and deliver such agreements and other documents and do such acts and things as each of them may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof; and

FURTHER RESOLVED, That the Company hereby adopts and establishes the following Standards of Suitability for its officers, employees, and agents with respect to the suitability of the Policies for applicants:

       1. No recommendation shall be made to an applicant to purchase a Policy, and no Policy shall be issued, in the absence of reasonable grounds to believe that the purchase of the Policy is suitable for the applicant on the basis of information furnished after reasonable inquiry of the applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and any other information known to the Company or to the agent making the recommendation;

       2. A good faith, reasonable inquiry shall be made as to the facts and circumstances concerning a prospective contractowner's insurance and financial needs and shall make no recommendation that the prospective contractowner purchase a Policy when such a purchase is not reasonably consistent with the information that is known or reasonably should be known to the Company or its agents. In making such recommendation, factors which may be considered are: age, earnings, marital status, number and age of dependents, the value of savings or other assets, and current life insurance program.

       Additionally, the Company's agents, as registered representatives, will be subject to supervision by a registered broker-dealer with respect to suitability and other sales practices under the rules of the National Association of Securities Dealers, Inc.; and

FURTHER RESOLVED, That the Company hereby adopts and establishes the following Standards of Conduct for itself and its officers, directors, and employees (each, an "Employee") with respect to the purchase or sale of investments of the Variable Account:

       No Employee shall:

       1. Employ any device, scheme or artifice to defraud the Variable Account or the owners of the Policies;

       2. Make any untrue statement of a material fact with respect to the investments of the




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              Variable Account or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading;

       3. Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Variable Account or the owners of the Policies;

       4. Engage in any manipulative practice with respect to the Variable Account or the owners of the Policies;

       5. Sell to, or purchase from, the Variable Account any securities or other property, except as permitted under applicable laws, rules, regulations, order, or other interpretation of any government agency, or self-regulatory organization.

       6. Purchase or allow to be purchased for the Variable Account any securities of which the Company or an affiliated company is the issuer, except as permitted under applicable laws, rules, regulations, order, or other interpretation of any government, agency, or self-regulatory organization;

       7. Accept any compensation other than a regular salary or wages from the Company or an affiliated company for the sale or purchase of investment securities to or from the Variable Account except as permitted under applicable laws, rules, regulations, orders, or other interpretations of any government, agency or self-regulatory organization;

       8. Engage in any joint transaction, participation or common undertaking whereby the Company or an affiliated company participates with the Variable Account in any transaction in which the Company or an affiliated company obtains an advantage in the price or quality of the item purchased, the service received or in the cost of such service, and the Variable Account or the owners of the Policies are disadvantaged in any of these respects by the same transaction; or

       9 Borrow money or securities from the Variable Account other than under a policy loan provisions.

FURTHER RESOLVED, That the Company shall require any third party providing administrative services to the Variable Account to adopt Standards of Conduct encompassing the standards set forth above.





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                                                                   April 6, 1999


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